Exhibit 99.1

GTWI Agrees to Provide GME Hydro LP its Patented Natural Gas to Hydrogen Conversion Process

ARLINGTON, Texas, December 16, 2024

Greenway Technologies, Inc. (OTCPINKSHEETS: GWTI), (“Greenway”), is an advanced gas-to-liquids (“GTL”) and gas-to-hydrogen (“GTH”) technology development company. On October 13, 2023, GME Hydro LP (“GME”) and Greenway signed a non-binding letter of intent (“LOI”) under which GME would purchase two patented GWTI H-Reformer™ units (“H-Reformers™”). The H-Reformers would be used to convert natural gas (CH4) to hydrogen (H2) for use in electrical power generation. In conjunction with the execution of the agreement, GME committed to make an investment in GWTI via the purchase of restricted stock. Since that time, GME and Greenway (the Parties”) have worked together to develop a definitive agreement to effectuate the terms of the October 13, 2023, LOI. To reaffirm the commitment of the Parties, a new LOI dated December 12, 2024, was executed.

Greenway’s two H-Reformer™ units will be configured to produce a daily total of up to 20,000 KG of hydrogen that will fuel reciprocating generators, which are components of a larger power generation system, in quantities sufficient to generate 10 MW of electricity.

Greenway’s H-Reformer™ units are scalable to meet small and large hydrogen production specifications by adjusting the unit output production configuration or by “stacking” multiple units.

GME will purchase, install, and operate the two H-Reformer™ units at its Johnstown, PA facility, (or at a site to be determined) where the locations would have access to on-site fossil and renewable natural gas. By combining incoming fossil natural gas with 25% renewable natural gas, the project is should be eligible for Federal Clean Air H2 Credits.

GME will fully optimize Greenway’s proprietary technology to achieve its goal of a low-cost, on-site clean hydrogen production solution with very low atmospheric carbon, as H-Reformer™ units are compatible with processes that separate carbon from its only hydrogen production bi-product, CO2. The valuable liquified carbon will be sold to provide additional revenue and offset operating costs.

In a statement, Kevin Jones, President of GWTI, said, “Greenway Technologies has been working diligently on Research and Development over the last ten years to develop and patent processes and procedures to perfect innovative and clean gas-to-hydrogen solutions. Hydrogen shows great promise as a fuel but has been prevented from widespread use due to the prohibitively high price of transportation, whether it be by truck, rail, or an extremely limited pipeline infrastructure. Because natural gas is abundantly available at numerous locations, the winning hydrogen solution was always going to be one that could perform the hydrogen creation at the final site where it is used without carbon generation into the atmosphere. Additionally, other hydrogen-creation processes are either non-scalable, carbon-generating, or too expensive to be practical. Wright went on to say that by this announcement, the world can truly see the first step in widespread hydrogen production and use, whether it be for power generation, automobile, truck or train fueling stations, or other applications in a small, clean, and previously unimagined price at virtually anywhere there is a natural gas supply.”

Jones went on to say “Since the time of the original LOI, GME Hydro and GWTI have been investigating the use of additional GWTI technology for a variety of purposes. Research has begun on converting methane produced by municipal waste dumps into hydrogen to fuel additional electrical generation equipment. In addition, GME Hydro and GWTI have been investigating the use of GWTI’s other technology, the G-Reformer™. By using this technology in conjunction with their projects, the G-Reformer™ units can be configured to create synthetic diesel blend stock and associated liquid chemicals. Finally, GME Hydro and GWTI are investigating using the G-Reformer™ to created methanol, a liquid fuel, in those areas where removal of the created offtake is more easily accomplished as a single liquid”. Methanol is emerging as a clean burning hydrocarbon fuel which has substantial value if created in a low-carbon emitting process. Methanol created using renewable methane is in large demand at premium prices due to worldwide interest in lower carbon standards.

About Greenway Technologies, Inc.

Based in Arlington, Texas, the Company, through its wholly owned subsidiary, Greenway Innovative Energy, Inc., is engaged in the research and development of proprietary GTL and GTH syngas conversion systems that can be scaled to meet oil and gas field production requirements, or the requirements of various processes where natural gas is produced or available. The Company’s patented technology has been integrated into its recently completed first-generation commercial G-Reformer™ unit, a unique component used to convert natural gas into synthesis gas (a mixture of Hydrogen and Carbon Monoxide). In the case of hydrogen creation, an additional new technology, the H-Reformer™, has been created which creates synthesis gas consisting of Hydrogen gas and CO2. When combined with an FT reactor and catalyst, G-Reformer™ units can be deployed to process a variety of natural gas streams, including pipeline gas, associated gas, flared gas, vented gas, coal-bed methane, and biomass to produce fuels including gasoline, diesel, jet fuel, and methanol as well as valuable chemical outputs. When derived from natural gas, these fuels are incrementally cleaner than conventionally produced oil-based fuels.

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the ongoing effects of the pandemic on delays and orders regarding Greenway’s proprietary gas-to-liquids system, potential business developments and future interest in our clean fuel technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions, the continuation of Research and Development, and the ongoing impact of the pandemic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

CONTACT:

Kevin Jones, President

Greenway Technologies, Inc.

Investors & Analysts Contact:

Greenway Investor Relations

ir@gwtechinc.com

SEC filings can be found at:

http://gwtechinc.com/SEC-filings/

For more information, visit GWTI’s website: www.gwtechinc.com